Exhibit 99.1

Note: this letter and the accompanying document called a “prospectus” contain important information.

Dear plan participant or former plan participant,

Rio Tinto plc (“Rio Tinto”) is sending you these materials because you are a current or former participant in the Rio Tinto America Inc. 401(k) Savings Plan and Investment Partnership Plan, the Kennecott Utah Copper Savings Plan for Represented Employees or the U.S. Borax Inc. 401(k) Savings and Retirement Contribution Plan for Represented Employees and purchased ordinary shares of Rio Tinto plc (“Shares”) in the form of American Depositary Shares (“ADSs”), with each ADS representing one Share, included in Units (“Units”) in the Company Stock Fund, from September 9, 2013 through September 8, 2014 (the “Purchase Period”).

As described more fully in the prospectus, the ADSs that you purchased during the Purchase Period may not have been properly registered under the Securities Act of 1933 because of administrative errors. As a result, we are offering to rescind your previous purchase of Units (the “Rescission Offer”).

Whether or not you accept this Rescission Offer, all of the Shares and ADSs included in Units that you own are subject to a registration statement filed with the United States Securities and Exchange Commission.

The Rescission Offer will expire at 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time) on April 6, 2015. If you wish to accept the Rescission Offer, your completed Rescission Offer Acceptance Form must be received before this deadline. If you do not want to accept, or want to reject, the Rescission Offer, you do not need to take any action.

We urge you to read the entire prospectus and accompanying document carefully for complete information on the terms and conditions of this offer and seek advice before accepting or rejecting the Rescission Offer. If you have any questions after reading these materials, please contact the Rio Tinto U.S. Benefits Service Center at 1-800-950-1435, Monday through Friday, except holidays, between the hours of 9:30 a.m. and 8:00 p.m., U.S. Eastern Time (7:30 a.m. and 6:00 p.m., U.S. Mountain Time). If you are outside of the United States, you may contact the Rio Tinto U.S. Benefits Service Center at 1-602-797-6299 during the same hours.

Very truly yours,

Eleanor Evans

Company Secretary